EXHIBIT 11


                     INTERCELL CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF NET LOSS PER SHARE
                                   (Unaudited)


                                                Three months
                                             ended December 31,
                                            1999             1998
                                            ----             ----
                                        (As restated)
Net loss                              $ (  106,000)     (   504,000)

Deemed dividends on Series C
  preferred stock relating to
  in-the-money conversion terms         (    7,000)     (    14,000)
Accrued dividends on Series D
  preferred stock                       (   38,000)     (    37,000)
Accretion on Series B and C
  preferred stock                       (   14,000)     (    29,000)
                                         ---------       ----------

Net loss applicable to common
                                      $ (  165,000)     (   584,000)
                                         =========       ==========

Weighted average number of common
  shares outstanding                    80,949,160       37,514,481

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants                         -                -
                                        ----------       ----------

                                        80,949,160       37,514,481
                                        ==========       ==========

Basic and diluted loss per share
  applicable to common
  to common shareholders:
    Loss from continuing operations   $ (     0.00)     (      0.02)
    Loss from discontinued
      operations                              0.00             0.00
                                         ---------       ----------

Basic and diluted loss per
  common share                        $ (     0.00)     (      0.02)
                                         =========       ==========


Stock options, warrants and convertible preferred stock are not considered in the calculations as the impact of the potential common shares (approximately 68,556,050 shares at December 31, 1999 and approximately 46,839,850 shares at December 31, 1998) would be to decrease net loss per share.







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